Exhibit 99.1

GlobalSantaFe Announces First Quarter 2004 Results

Houston, April 28, 2004 — Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the first quarter ended March 31, 2004, of $8.7 million, or $0.04 per diluted share, on revenues of $380.0 million, as compared to net income of $45.9 million, or $0.20 per diluted share, on revenues of $424.4 million for the same quarter in 2003. Net income for the first quarter 2003 included $22.1 million, or $0.10 per diluted share, from the settlement of a claim filed in 1993 with the United Nations Compensation Commission.

Revenues for the first quarter of 2004, and 2003, exclude $26.9 million and $28.6 million, respectively, related to revenues from land rig drilling operations, which are reflected as discontinued operations. As previously reported, GlobalSantaFe has entered into an agreement to sell its worldwide land drilling assets, with the transaction expected to be completed during the second quarter of 2004.

The decline in the company’s net income for the first quarter of 2004 primarily reflects a decrease in contract drilling operating income to $15.9 million from $37.1 million in the same quarter of the previous year. The lower operating income from the contract drilling segment was mainly due to decreased revenues resulting from lower dayrates and utilization from the company’s rigs in the deepwater market, the North Sea and West Africa, partially offset by higher dayrates and utilization for its jackup rigs in the U.S. Gulf of Mexico and improved utilization in the Middle East and South East Asia. The impact of this decrease in revenues on first quarter results for contract drilling was partially offset by lower expenses related to labor, repair and maintenance, and insurance.

For the first quarter of 2004, the drilling management services segment reported operating income of $5.3 million, up from $2.7 million in the same period of 2003. The increased operating income for this segment resulted from improved margins on turnkey projects and a slight increase in the number of turnkey projects performed during the first quarter of 2004, as compared to the first quarter of the prior year.

GlobalSantaFe’s President and Chief Executive Officer Jon Marshall said, “We continue to see stable to improving conditions for the worldwide jackup market and expect improving conditions for the higher specification deepwater market in the latter half of this year and into 2005. To make certain that GlobalSantaFe remains highly competitive and positioned to deliver value to our customers and shareholders, we continue to focus our efforts across the company on maintaining our high safety and operating standards while improving our cost structure, particularly in contract drilling.”

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About GlobalSantaFe

GlobalSantaFe is a leading worldwide oil and gas drilling contractor offering a full range of premium equipment and drilling management services. The company’s diverse and technologically advanced fleet of 58 offshore rigs includes premium and heavy duty harsh environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. Additionally, the company has two semi-submersible rigs under construction. GlobalSantaFe is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at www.gsfdrill.com.

Conference Call

GlobalSantaFe will hold a publicly accessible analyst conference call to discuss its first-quarter 2004 financial results. The call will begin at 10 a.m. Central Daylight Time (CDT) (11 a.m. Eastern Daylight Time) Wednesday, April 28, 2004. Interested parties may listen to the call over the Internet or by telephone. To participate on the live call, dial (913) 981-4900, or go to the GlobalSantaFe Web site, (http://www.gsfdrill.com), at least 15 minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available starting at 1:00 p.m. CDT by dialing 719-457-0820 (reference confirmation code 168490) or through GlobalSantaFe’s Web site, (http://www.gsfdrill.com), until 7 p.m. CDT on May 5, 2004.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statements that: (a) we continue to anticipate stable to improving conditions for the worldwide jackup market; (b) that we expect to see improving conditions for the higher specification deepwater market in the latter half of this year and into 2005; and (c) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to (a) general economic and business conditions; (b) industry fleet capacity; (c) changes in foreign and domestic oil and gas production activity; (d) changes in foreign political, social and economic conditions; and (e) such other

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risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

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Contact Information
Investors: Richard Hoffman Tel: 281 925 6441 Brook Wootton Tel: 281 925 6442	Media: Julie Tushingham Tel: 281 925 6443 Cell: 713 417 4763

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GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenues:
Contract drilling	$269.5	$330.3
Drilling management services	105.7	88.0
Oil and gas	4.8	6.1

Total revenues	380.0	424.4

Expenses:
Contract drilling	191.4	233.1
Drilling management services	100.4	85.3
Oil and gas	1.4	1.3
Depreciation, depletion and amortization (1)	64.4	61.8
Gain on sale of assets	(2.7)	—
Impairment loss on long-lived assets	1.2	—
General and administrative	15.9	13.5

Total operating expenses	372.0	395.0

Operating income	8.0	29.4

Other income (expense):
Interest expense	(16.5)	(16.2)
Interest capitalized	9.9	9.0
Interest income	3.0	2.9
Other	(1.9)	21.9

Total other income (expense)	(5.5)	17.6

Income before income taxes	2.5	47.0

Provision for income taxes:
Current tax provision (benefit)	0.7	7.4
Deferred tax provision (benefit)	(2.3)	(3.1)

Total provision for income taxes	(1.6)	4.3

Income from continuing operations	4.1	42.7

Income from discontinued operations, net of tax effect	4.6	3.2

Net income	$8.7	$45.9

Earnings per ordinary share:
Basic:
Income from continuing operations	$0.02	$0.18
Discontinued operations	0.02	0.02

Net income	$0.04	$0.20

Diluted:
Income from continuing operations	$0.02	$0.18
Discontinued operations	0.02	0.02

Net income	$0.04	$0.20

Average ordinary shares:
Basic	234.2	233.1
Diluted	236.8	234.6

(1)	Effective January 1, 2004, the company changed its estimates regarding remaining service lives and salvage values of a portion of its drilling fleet. The effect of these changes in estimates was a reduction in depreciation expense for the three months ended March 31, 2004, of $4.6 million.

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	March 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$580.2	$711.8
Marketable securities	229.3	135.0
Accounts receivable, net of allowances	305.6	313.5
Prepaid expenses	24.1	30.2
Assets held for sale (1)	200.9	205.8
Other current assets	22.3	16.5

Total current assets	1,362.4	1,412.8

Net properties	4,257.6	4,180.2
Goodwill	341.4	352.1
Future income tax benefits	35.6	31.2
Other assets	144.8	173.4

Total assets	$6,141.8	$6,149.7

Current liabilities:
Accounts payable	$205.7	$179.6
Other accrued liabilities	169.9	212.5

Total current liabilities	375.6	392.1

Long-term debt	1,197.6	1,191.4
Capital lease obligations	32.0	39.5
Deferred income taxes	22.1	21.5
Other long-term liabilities	172.3	177.6

Shareholders’ equity:
Ordinary shares and additional paid-in capital	2,977.9	2,961.4
Retained earnings	1,407.8	1,410.8
Accumulated other comprehensive loss	(43.5)	(44.6)

Total shareholders’ equity	4,342.2	4,327.6

Total liabilities and shareholders’ equity	$6,141.8	$6,149.7

(1)	Assets held for sale as of December 31, 2003, have been reclassified to conform to the current presentation.

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$8.7	$45.9

Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	68.4	65.5
Deferred income taxes	(2.2)	(3.2)
Gain on sale of assets	(2.7)	—
Impairment loss on long-lived assets	1.2	—
Decrease (increase) in accounts receivable	19.6	(9.5)
Decrease in prepaid expenses and other current assets	—	12.3
Decrease in accounts payable	(8.0)	(54.9)
Decrease in accrued liabilities	(27.1)	(22.3)
Decrease in deferred revenues	(15.0)	(12.7)
(Decrease) increase in long-term liabilities	(1.0)	6.5
Other, net	5.4	4.6

Net cash flow provided by operating activities	47.3	32.2

Cash flows from investing activities:
Capital expenditures	(113.3)	(127.0)
Purchases of held-to-maturity marketable securities	(129.2)	—
Proceeds from maturities of held-to-maturity marketable securities	54.8	59.5
Proceeds from maturities of available-for-sale marketable securities	6.2	4.2
Proceeds from sales of properties and equipment	1.5	1.8

Net cash flow used in investing activities	(180.0)	(61.5)

Cash flows from financing activities:
Dividend payments	(11.7)	(7.6)
Issuance of long-term debt, net of discount	—	249.4
Deferred financing costs	—	(3.4)
Lease/leaseback transaction	—	37.0
Payments on capitalized lease obligations	(8.0)	(6.5)
Proceeds from issuance of ordinary shares	15.6	6.4
Other	5.2	—

Net cash flow provided by financing activities	1.1	275.3

(Decrease) increase in cash and cash equivalents	(131.6)	246.0

Cash and cash equivalents at beginning of period	711.8	677.0

Cash and cash equivalents at end of period	$580.2	$923.0

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except for average revenues per day)

	Three Months Ended March 31,
	2004	2003
Revenues:
Contract drilling (1)	$272.2	$331.0
Drilling management services	107.2	90.1
Oil and gas	4.8	6.1
Intersegment elimination	(4.2)	(2.8)

Total revenues	$380.0	$424.4

Operating income:
Contract drilling	$15.9	$37.1
Drilling management services	5.3	2.7
Oil and gas	2.6	4.1
Gain on sale of assets	2.7	—
Impairment loss on long-lived assets	(1.2)	—
Corporate operating expenses	(17.3)	(14.5)

Total operating income	8.0	29.4

Interest expense, net	(3.6)	(4.3)
Other	(1.9)	21.9

Income before income taxes	$2.5	$47.0

Depreciation, depletion and amortization included in operating income:
Contract drilling	$62.2	$60.1
Drilling management	—	—
Oil and gas	0.8	0.7
Corporate	1.4	1.0

Total depreciation, depletion and amortization	$64.4	$61.8

Average rig utilization rate	82%	85%

Average revenues per day (2)	$60,100	$69,100

Turnkey wells drilled	19	20

Turnkey well completions	8	6

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $9.5 million and $17.0 million, respectively, for the three months ended March 31, 2004 and 2003, respectively. Operating income for these periods was not affected by these reimbursements.
(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days, adjusted to exclude days under contract at zero dayrate. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of platform operations and reimbursed expenses, of $11.6 million and $20.8 million, respectively, for the three months ended March 31, 2004 and 2003, respectively.

GlobalSantaFe Corporation

Income From Discontinued Operations

(In millions)

	Three Months Ended March 31,
	2004	2003
Revenues	$26.9	$28.6
Direct operating expenses	16.7	21.0
Depreciation	4.0	3.7

	6.2	3.9

Provision for income taxes	1.6	0.7

Income from discontinued operations, net of tax effect	$4.6	$3.2